Consent of Independent Certified Public Accountants

The Board of Directors

Mellon Financial Corporation

We consent to incorporation by reference in the Registration Statements (Nos. 333-75605, 333-60460, and 333-105695) on Form S-8 of Mellon Financial Corporation of our report dated June 13, 2003, that is included in the December 31, 2002, Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings Plan.

June 26, 2003